For Immediate Release
May, 5 2011

Iveda Solutions Completes MEGAsys Taiwan Acquisition

Mesa, AZ (May 5, 2011) – Iveda Solutions (OTCBB:IVDA) announced today that the Taiwan Foreign Investment Committee Agency approved the company’s acquisition of Sole-Vision Technologies, doing business as MEGAsys Taiwan.

“This is a very important milestone for Iveda Solutions, officially marking our entry into the Asian market,” says David Ly, President and CEO of Iveda Solutions.

MEGAsys is a Taiwanese company specializing in deploying video surveillance systems for airports, commercial buildings, government customers, data centers, shopping centers, hotels, banks, and Safe City initiatives in Taiwan and other neighboring countries. Iveda Solutions provides enterprise-class cloud-based video surveillance to commercial and government entities in the US and Mexico. The union of the two companies is a win-win strategy. MEGAsys now has Iveda Solutions’ expertise in cloud-based video surveillance and access to the US markets for its products, while Iveda Solutions gains access not only to Asian markets, but Asian manufacturers, engineering expertise, and other suppliers.

“Over the last few months, we have been working with Iveda Solutions’ management team on the acquisition and have initiated some joint projects with them. The experience has been great and we are confident that our decision to merge with Iveda Solutions will prove to be very rewarding for both companies,” says I.H. Shiau, President of MEGAsys.

MEGAsys becomes a wholly-owned subsidiary of Iveda Solutions and will retain its existing management team and employees. The company will continue to operate independently on the day-to-day basis, but will adhere to Iveda Solutions’ policies and overall company goals.

“In the next few months, we will concentrate on integrating MEGAsys’ accounting system, learning their operations, while identifying new business opportunities and leveraging each other’s strengths,” says Ly.

About Iveda Solutions
Iveda Solutions, Inc. - (OTCBB:IVDA) is the premier online surveillance technology innovator and Managed Video Services provider. Based in Mesa, AZ and incorporated in 2005, the company develops and markets enterprise-class video hosting and real-time remote surveillance services. Iveda Solutions has a SAFETY Act Designation by the Department of Homeland Security as a Qualified Anti-Terrorism Technology provider. For more information call 800-385-8618 or visit www.ivedasolutions.com.

About MEGAsys Taiwan
Sole-Vision Technology, doing business as MEGAsys Taiwan, was founded in 1998 by a group of sales and R&D professionals from Taiwan Panasonic Company.  The company designs and integrates electronic security and surveillance products, software, and services. For more information visit http://www.tdi-megasys.com/english/

This news release contains forward-looking statements. Actual results could vary materially from those expected due to a variety of risk factors. The Company’s business is subject to significant risks and uncertainties discussed more thoroughly in Iveda Solutions’ SEC filings, including but not limited to, its report on Form 10-K for the year ended December 31, 2010 and its subsequently filed quarterly reports on Form 10-Q. All forward-looking statements made herein are qualified by such risk factors and readers are advised to read such factors carefully. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Iveda Solutions
Phone: 480 307-8700
Fax: 480 248-3237
www.ivedasolutions.com

Luz A. Berg
Public Relations
lberg@ivedasolutions.com

Steve Wollach
Investor Relations
swollach@ivedasolutions.com